                   [Letterhead Magainin Pharmaceuticals Inc.]

November 25, 1996                                            Confidential
                                                             Via Federal Express

                                    Amended

Kenneth Holroyd, M.D.
1213 Runnymede Lane
Bel Air, MD 21014

Dear Ken:

I am pleased to offer you the position of Vice President, Magainin Pharmaceuticals Inc., reporting to Dr. Roy Levitt, Executive Vice President, Magainin Pharmaceuticals Inc. and President, Magainin Institute of Molecular Medicine, subject to the terms and conditions of this letter. The base salary for this position will be $12,500 per month ($150,000/year). It is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting options to purchase 50,000 shares of Magainin Common Stock, exercisable at the fair market value of the underlying Common Stock on the date you commence employment with the Company. These options will have a term of 10 years and vest at the rate of 25% per year beginning on the first anniversary of the date of your commencement of employment. As with all Magainin options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee. A copy of our Stock Option Plan is attached hereto.

If your employment is terminated without cause, as defined in the Stock Option Plan, you will receive your monthly base salary for six (6) months following the date of termination, or for such shorter period until you have secured full-time employment elsewhere.

The following additional provisions will apply to your employment:

      (i) You will be eligible for merit increases, cash bonuses, and such further stock option grants as may be awarded at the annual discretion of the Company's Board of Directors.

      (ii) You will be eligible to participate in Magainin's Employee Benefit Plans, including health, life, disability, tuition reimbursement and 401k. You will be entitled to four (4) weeks vacation. A summary of these benefits is available for your review.

Furthermore, we will reimburse you for relocation expenses as provided for in Attachment A. We request that you manage the relocation process in the most cost effective manner possible.

Upon the commencement of your employment with the Company, you will execute the Company's Drug Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Securities Trading by

Kenneth Holroyd, M.D.
November 25, 1996
Page 2


Magainin Personnel and Corporate Governance - Conflict of Interest Policy, each in the form previously provided to you. Magainin may have already provided you with certain of its confidential business or scientific information which it expects you to keep confidential and to use only to further Magainin's legitimate business interests. Just as Magainin expects you to keep confidential its business or scientific information, Magainin also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Magainin Pharmaceuticals Inc. Please indicate acceptance of this offer, which is for at will employment, by your signature below. We have agreed that your starting date for employment with Magainin will be on a date between January 1, 1997 and March 1, 1997.

If you have any questions, please do not hesitate to call me or Dr. Levitt.

Sincerely yours,

/s/ Michael R. Dougherty

Michael R. Dougherty
Executive Vice President and
Chief Financial Officer

MRD/bl

cc: Jay Moorin

Accepted: /s/ Kenneth Holroyd                         Date: 12/5/96
          -----------------------------------------         ----------------
          KENNETH HOLROYD
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                                  Attachment A

Moving Cost Reimbursement

Magainin Pharmaceuticals Inc. (MPI) will pay your expenses of moving, that is, the reasonable, direct, out of pocket costs of transporting yourself, your family and your household items from your current residence to your new residence located near MPI. To obtain reimbursement, you must submit for approval, a detailed estimate of such expenses prior to their incurrence.

House Hunting Trips

MPI will reimburse you for the reasonable expenses of a single two-day (two-night) visit for you to find suitable housing in the local area. Reasonable expenses will include the cost of transportation from your current residence, and the cost of lodging, meals and economy car rental during your stay. MPI has arrangements with a local hotel for guests, and we will be happy to make these arrangements for you. At your request, our Human Resources department can arrange for you to meet a relocation specialist to assist you during your house hunting trip, including providing you with information prior to your visit and giving you a tour of the local area.

Closing Costs

MPI will pay the reasonable closing costs of (i) the sale of your current home and (ii) the purchase of a home in the local area within nine (9) months of your date of employment.

The following closing (settlement) costs will not be paid by MPI:

      .     any real estate or other taxes (transfer taxes will be paid)

      .     any insurance premiums (title insurance will be paid)

      .     any broker fees or commissions

      .     any "points" paid

Please submit a detailed estimate of your closing costs to the Human Resources department for approval prior to your closing date. After closing, please submit a copy of your settlement sheet to the Human Resources department in order to obtain reimbursement.

Temporary Living Expense

We have agreed that you may forgo temporary living expenses in return for a payment of $1,500 per month, for a period of nine (9) months.

Loss on Current Residence

To the extent that the sale price for your current residence is less than your purchase price, MPI will reimburse you for such loss, up to a maximum of $15,000.

Out-of-Pocket Costs

To offset certain out-of-pocket relocation costs, you will receive a payment of $7,500.